10.1(ak)

SECOND AMENDMENT
TO
THE SAUER-DANFOSS
EMPLOYEES’ SAVINGS PLAN
(Formerly the Sauer-Sundstrand Employees’ Savings
and Retirement Plan, As Amended and Restated,
Effective January 1, 1997
and Renamed As of January 1, 2001)

             By virtue and in exercise of the amending power reserved to Sauer Danfoss, Inc. (the “Company”) by subsection 14.1 of the Sauer-Danfoss Employees’ Savings Plan (formerly, the Sauer-Sundstrand Employees’ Savings and Retirement Plan), Amended and Restated as of January 1, 1997 (the “Plan”), and pursuant to the authority delegated to the undersigned officer of the Company by resolution of its Board of Directors, the Plan is hereby amended, effective as of January 1, 1997, in the following particulars:

             1.          By deleting the phrase “if the Employer so elects,” in Section 1.20(b)(ii) of the Plan.

             2.          By deleting Section 1.26 of the Plan and inserting the following new Section 1.26 as a part thereof:

“           1.26     ‘Normal Retirement Date’  shall mean, for all purposes of the Plan other than vesting under Section 12.2, the last day of the month in which the Participant attains age 65, and for purposes of vesting under Section 12.2, shall mean the actual date on which the Participant attains age 65.”

3.          By deleting Section 2.2 of the Plan and inserting the following new Section 2.2 as a part thereof:

“           2.2        Changes in Employment Status.

(a)         Loss of Eligible Employee Status.  If an Eligible Employee ceases to be an Employee, but continues in the employment of (i) the Employer in some other capacity, or (ii) a Related Employer, he shall nevertheless continue as an Eligible Employee and as a Participant until his status as a  Participant is otherwise terminated in accordance with the provisions of the Plan; provided, however, that such Participant shall not be permitted to make Participant Contributions at any time during which he is employed in any capacity other than as an Employee.

(b)        Attainment of Eligible Employee Status.  If an Employee employed by the Employer or a Related Employer does not or did not qualify as an Eligible Employee and later attains Eligible Employee Status under this Article II, such Employee’s prior Service with the Employer and/or Related Employer shall be fully counted for purposes of determining such Employee’s eligibility and vesting under the Plan.”

             4.          By substituting for the clause “or, if greater, 25% of the defined benefit dollar limitation in effect under Section 415(b)(1)(A) of the Code” in Section 6.3(e)(viii)(A) of the Plan the following new clause “as adjusted under Code Section 415(d)” as a part thereof.

             5.          By deleting Section 6.5(d)(i) of the Plan and inserting the following new Section 6.5(d)(i) as a part thereof:

“(i)        Allocation to the Participant Contribution Accounts of the Nonhighly Compensated Employee Group of any ‘Qualified Nonelective Contributions’ (as defined in the 401(k) Regulations) made by the Employer, in the Employer’s sole discretion; provided, however, that if the prior year testing method is used in calculating the ADP Test for the Nonhighly Compensated Employee Group, then the Qualified Nonelective Contributions shall be contributed to the Plan no later than the last day of the applicable testing year; or”

             6.          By deleting Section 6.6(d)(i) of the Plan and inserting the following new Section 6.6(d)(i) as a part thereof:

“(i)        Allocation to the Matching Contribution Accounts of the Nonhighly Compensated Employee Group of any Qualified Nonelective Contributions (as defined in the 401(m) Regulations) made by the Employer, in the Employer’s sole discretion; provided, however, that if the prior year testing method is used in calculating the ACP Test for the Nonhighly Compensated Employee Group, then the Qualified Nonelective Contributions shall be contributed to the Plan no later than the last day of the applicable testing year; or”

             7.          By deleting Section 12.11(a) of the Plan and inserting the following new Section 12.11(a) as a part thereof:

"(a)       An ‘eligible rollover distribution’ is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).”

             8.          By deleting Section 16.14(a) of the Plan and inserting the following new Section 16.14(a) as a part thereof:

“(a)       If the Plan fails to initially qualify, with respect to a Related Company which adopts the Plan in accordance with Article XVII, under Section 401(a) of the Code pursuant to a determination letter application filed with the Internal Revenue Service by the due date, plus extensions, or the Employer’s tax return for the tax year in which the Plan was adopted and effective;”

             IN WITNESS WHEREOF, the above amendment is adopted this 26th day of March, 2001.

SAUER DANFOSS, INC.

/s/ Kenneth D. McCuskey

By:	Kenneth D. McCuskey

Its:	Vice President - Finance